Exhibit 99.1

News Release

JBT Corporation 70 W. Madison Chicago, IL 60602

JBT Corporation Announces Definitive Agreement to Sell its AeroTech Business

CHICAGO, May 30, 2023 – JBT Corporation (NYSE: JBT) today announced that it has entered into a definitive agreement to sell its AeroTech business to Oshkosh Corporation (NYSE: OSK) in an all-cash transaction valued at $800 million, subject to customary post-closing items.

“As we signaled during our Investor Day in March of 2022, the divestiture of AeroTech supports our strategy to become a pure-play food and beverage solutions provider,” said Brian Deck, President and Chief Executive Officer of JBT. “The transformation to a pure-play company enables a focused path to grow and enhance our leading FoodTech franchise, which operates in highly resilient markets, provides an attractive growth outlook and expanding margin profile, and generates strong free cash flow.”

“Oshkosh, a leading innovator of purpose-built vehicles and equipment, is a great fit with AeroTech and will ensure the AeroTech business remains a market leader for critical airport equipment and infrastructure,” added Deck. “JBT is committed to working closely with Oshkosh to execute a seamless transition for customers and employees.”

Expected Use of Proceeds and Impacts to Financial Results

JBT expects to use the net proceeds from the transaction consistent with its stated capital allocation priorities, including debt repayment and continued disciplined FoodTech inorganic growth. Cash taxes arising from the transaction are estimated to be approximately $120 million.

Beginning in the second quarter of 2023, JBT expects to classify AeroTech as held for sale and anticipates that it will report financial results for AeroTech as discontinued operations in the Company’s consolidated financial statements.

JBT estimates the classification of AeroTech as held for sale will have a dilutive impact to second quarter 2023 GAAP earnings per share (EPS) from continuing operations of approximately $0.33 and adjusted EPS from continuing operations of approximately $0.40. The EPS dilution primarily reflects the estimated profit from AeroTech, which is prior to any transaction impacts. The Company expects to provide more definitive detail on the impact to its full year 2023 results when it reports second quarter 2023 earnings.

Transaction Details

The purchase price represents a multiple of approximately 14.7x trailing four quarters reported AeroTech adjusted EBITDA as of March 31, 2023. The transaction is anticipated to close in the third quarter of 2023, subject to customary closing conditions and required regulatory approvals.

Morgan Stanley & Co. LLC and Centerview Partners LLC are serving as JBT’s financial advisors and Kirkland & Ellis LLP is acting as JBT’s legal advisor.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high-value segments of the food & beverage industry. JBT designs, produces and services sophisticated products and systems for multi-national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 7,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.

This release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and such statements are intended to qualify for the protection of the safe harbor provided by the PSLRA. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond JBT’s ability to control. These forward-looking statements include, among others, statements relating to our business and our results of operations, the divestiture of AeroTech, the expected benefits of the transaction and the expected timing of closing of the transaction and our objectives, strategies, plans, goals and targets. The factors that could cause our actual results to differ materially from expectations include but are not limited to the following factors: the risk that the conditions set forth in the definitive agreement will not be satisfied or waived; uncertainties as to the timing of the closing of the transaction; fluctuations in our financial results; unanticipated delays or acceleration in our sales cycles; deterioration of economic conditions, including impacts from supply chain delays and reduced material or component availability; inflationary pressures, including increases in energy, raw material, freight, and labor costs; disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business; changes to trade regulation, quotas, duties or tariffs; risks associated with acquisitions or strategic investments; fluctuations in currency exchange rates; changes in food consumption patterns; impacts of pandemic illnesses, food borne illnesses and diseases to various agricultural products; weather conditions and natural disasters; impact of climate change and environmental protection initiatives; our ability to comply with the laws and regulations governing our U.S. government contracts; acts of terrorism or war, including the recent conflict between Russia and Ukraine; termination or loss of major customer contracts and risks associated with fixed-price contracts, particularly during periods of high inflation; customer sourcing initiatives; competition and innovation in our industries; difficulty in implementing our pure play food and beverage business strategy; our ability to develop and introduce new or enhanced products and services and keep pace with technological developments; difficulty in developing, preserving and protecting our intellectual property or defending claims of infringement; catastrophic loss at any of our facilities and business continuity of our information systems; cyber-security risks such as network intrusion or ransomware schemes; loss of key management and other personnel; potential liability arising out of the installation or use of our systems; our ability to comply with U.S. and international laws governing our operations and industries; increases in tax liabilities; work stoppages; fluctuations in interest rates and returns on pension assets; a systemic failure of the banking system in the United States or globally impacting our customers’ financial condition and their demand for our goods and services; availability of and access to financial and other resources; and other factors described under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K filed by JBT with the Securities and Exchange Commission and in any subsequently filed Form 10-Q. JBT cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements. JBT undertakes no obligation to publicly update or revise any forward-looking statements made by JBT or on its behalf, whether as a result of new information, future developments, subsequent events or changes in circumstances or otherwise.

Investors & Media:

Kedric Meredith

(312) 861-6034

kedric.meredith@jbtc.com

Marlee Spangler

(312) 861-5789

marlee.spangler@jbtc.com